UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   February 11, 2010

Pure Earth, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53287	84-1385335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania		19053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 639-8755

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 11, 2010, Pure Earth Materials, Inc., PEI Disposal Group, Inc., Pure Earth Transportation & Disposal, Inc., and Pure Earth Recycling (NJ), Inc. (collectively, the “Borrower Subsidiaries”), each of which is a wholly owned subsidiary of Pure Earth, Inc. (the “Company”), entered into that certain Commercial Financing Agreement (the “Agreement”), and certain related documents and agreements, with Porter Capital Corporation (“Porter Capital”).  Subject to the terms, conditions, limitations and covenants contained in the Agreement, Porter Capital has agreed to make available to the Borrower Subsidiaries a line of credit in a principal amount of up to the lesser of (i) $5.0 million, or (ii) 85% of all eligible accounts receivable (as defined under the Agreement) that have not been paid.  All of the accounts receivable of the Borrower Subsidiaries will be tendered to Porter Capital for purchase, and Porter Capital will purchase from the Borrower Subsidiaries such accounts receivable as it determines for a purchase price equal to the face value of each such accepted invoice, less trade and cash discounts allowable or taken by the customer.  Proceeds from the collection of the accounts receivable sold to Porter Capital will be used to reduce the amount of the obligations outstanding under the line of credit.  In the event of a customer dispute with respect to any purchased receivables, Porter Capital may immediately reduce the amount available for borrowing by the Borrower Subsidiaries under the line of credit by an amount up to the full amount of the receivable subject to the dispute, to the extent and as provided in the Agreement.  Porter Capital also has the right to reduce the 85% advance percentage with respect to a particular account in its reasonable discretion. Eligible accounts receivable will also be reduced by, among other things, (i) the amount of any account that at the time exceeds 20% of all accounts receivable of the Borrower Subsidiaries, but only to the extent of such excess, and (ii) the amount of any account that is the subject to a claim or disagreement by a customer against a Borrower Subsidiary.  The Company and its wholly owned subsidiaries have also entered into a Security Agreement, dated February 11, 2010, with Porter Capital, pursuant to which any and all amounts due under the line of credit shall be secured by an assignment of their accounts receivable.  The obligations of the Borrower Subsidiaries under the Agreement have also been unconditionally guaranteed by the Company and each of its wholly owned subsidiaries, on a joint and several basis.

The Company will be required to pay Porter Capital a invoice service fee equal to 0.95% charged monthly on the daily outstanding principal balance under the line of credit.  An origination/commitment or underwriting fee of 0.5% of the line of credit shall be paid by the Company to Porter Capital at first funding during the initial term and a renewal or underwriting fee of 0.5% of the line of credit shall be paid at the beginning of each succeeding term.  Interest shall be charged by Porter Capital on the daily outstanding principal balance of the line of credit at the prime rate plus 2.5% on an annualized basis charged daily, collected at the end of each month.  The prime rate is the greater of the prime rate as published in the Wall Street Journal as the “Prime Rate” (equal to the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks) or 5% per year.  The Company also was required to pay Porter Capital’s legal fees and expenses and other customary closing costs in connection with the Agreement.

The Agreement expires on July 31, 2010, and will be automatically renewed for successive six-month periods unless the Borrower Subsidiaries shall deliver written notice of cancellation to Porter Capital not earlier than 90 days and not later than 30 days prior to the expiration date of the initial term or any succeeding renewal term.  If the line of credit is terminated prior to July 31, 2010, the Company will be required to pay a prepayment penalty equal to 0.95% of the difference between $15.0 million and the aggregate amount of invoices actually tendered to Porter Capital during the initial term.

Item 1.02.	Termination of a Material Definitive Agreement.

On February 11, 2010, the Company terminated that certain Credit and Security Agreement with Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division (the “Credit Agreement”).  A brief description of the terms and conditions of the Credit Agreement material to the Company has been previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009, and in the Company’s Current Report on Form 8-K as filed with the SEC on October 29, 2009.  The Credit Agreement had been set to expire on April 23, 2010, and was terminated upon the repayment in full by the Company of all amounts due and payable under the Credit Agreement with borrowings made under the Agreement.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 herein is incorporated by reference in response to this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE EARTH, INC.

Date: February 17, 2010	By:	/s/ Brent Kopenhaver
Brent Kopenhaver
Chairman, Executive Vice President,
Chief Financial Officer and Treasurer